Exhibit 99.1

RESOLUTE ENERGY CORPORATION PROVIDES PRODUCTION AND COST GUIDANCE;

ANNOUNCES 2015 CAPITAL BUDGET; REPORTS 2014 RESERVES AND PRODUCTION

— Meets or Exceeds all 2014 Guidance —

— Year-End Proved Reserves Up 25% —

— 2015 Production to be Flat Compared to 2014 while Generating Free Cash Flow —

— Fourth Quarter and Full Year 2014 Earnings Results Conference Call

Scheduled for March 5, 2015 —

Denver, Colorado – February 11, 2015 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today announced its 2015 capital budget and issued guidance as to anticipated production and costs for 2015. Resolute also provided detail on its year-end 2014 reserves and production.

Nicholas J. Sutton, Resolute’s Chairman and Chief Executive Officer commented: “During 2014, Resolute met or exceeded its previously announced guidance for production, lease operating expense, general and administrative expenses and net capital. 2014 production averaged approximately 12,700 Boe per day and our year-end 2014 proved reserves are up 25 percent from year-end 2013. Our operating and financial plan for 2015 shows that we can hold production essentially flat while conserving capital and paying down debt.

“During 2014, we successfully drilled 8 gross (6.6 net) operated horizontal wells and completed 7 gross (5.9 net) wells in Texas and Wyoming and we participated in drilling 5 gross (0.3 net) non-operated wells. At year end, 2 gross (1.2 net) horizontal wells in Reeves County, Texas, had been drilled and were awaiting completion, while 1 gross (0.7 net) operated well was drilling at year end. We fraced two of these wells in January 2015. These two wells are now flowing back and we started seeing oil production four days post-frac, which is very encouraging. Each well is flowing into gas sales lines. The third well is scheduled to be fraced in mid-February. These high-deliverability wells will contribute meaningfully to our 2015 production.

“While we were able to achieve our stated metrics for the year, we are not immune from the substantial changes in the price of crude oil. Looking forward, fortunately we have in place hedge instruments that provide a floor price for almost three quarters of our anticipated 2015 oil production at a weighted average price of more than $86.00 per barrel. The stability of our cash generation also is enhanced by Aneth Field which is forecast to have minimal production decline under our 2015 plan. Despite these stabilizing factors, we believe that it is prudent to preserve capital. Therefore, we don’t anticipate spending additional capital on operated drilling this year. However, we have had numerous discussions with counter-parties interested in the potential to work with Resolute on a joint venture basis to drill wells on the Company’s acreage. We will continue to operate Aneth Field in a proactive manner, undertaking certain production enhancing activities while maintaining CO2 injection at a rate similar to that experienced in 2014.

“Access to longer-term capital is critically important in today’s environment, so we were pleased to complete the $150 million second lien transaction with Highbridge Principal Strategies that we announced at year-end. The new second lien term loan materially enhanced the Company’s current liquidity position and provides much greater financial strength to withstand the current low commodity price environment. We have not issued any additional second lien debt nor, at the present time, do we intend to do so.”

2015 Capital Budget and Guidance

All statements in this press release, including the following guidance, is subject to the cautionary statements and qualifications described below and under the caption “Cautionary Statements.”

Resolute has established a 2015 Operating and Financial Plan that limits our capital expenditures while generating improvements in operating and financial metrics and meeting operational constraints and considerations. The plan allocates capital to complete the three Reeves County, Texas, horizontal wells and to perform maintenance level activities for Aneth, Hilight and Denton fields.

If met, the mid-point of the plan will generate cash sufficient to reduce debt during the year while holding our production essentially flat for 2015 as compared to 2014. Our mature producing assets (Aneth, Hilight, Denton and Permian Basin vertical wells) represent approximately 80 percent of our production, and have the advantages of low capital requirements, shallow declines and are held by production.

Capital Expenditures: Resolute expects to invest between $45 million and $50 million in 2015 in the plan, including completions, minimal facilities construction and upgrades, purchase of CO2, leasing and other corporate capital. Approximately 42 percent of that capital budget will be spent in the Permian Basin, 36 percent in Aneth Field (including CO2 purchases) and 22 percent in the Powder River Basin, leasing and other corporate capital. The Company expects to fund 2015 capital expenditures exclusively from internally generated cash flow.

Resolute will evaluate its capital expenditures in relation to its cash flow and may adjust its activity and capital spending levels based on changes in commodity prices, the cost of goods and services, production results and other considerations.

Production: The Company estimates that full-year production for 2015 will be between 4.38 million equivalent barrels (“MMBoe”) and 4.75 MMBoe. The mid-point of 2015 production guidance represents approximately flat production from full-year 2014 production of approximately 4.65 MMBoe (12,700 Boe per day). On a revenue-weighted basis, approximately 88 percent of Resolute’s production is expected to come from sales of oil and natural gas liquids (“NGL”), while on a volume-weighted basis approximately 80 percent is expected to be attributed to oil and NGL.

Lease Operating Expense: Resolute projects annual cash LOE for 2015 to be between $88 million and $98 million. At the mid-point, this results in a 15 percent reduction in per-unit LOE in 2015 as compared to 2014. The decrease of $19 million between 2014 and 2015 LOE is attributable to efficiencies, vendor concessions and decreased activity. Production taxes are expected to be 12.5 percent to 13.0 percent of 2015 production revenue.

General & Administrative Expense: Resolute anticipates that annual net general and administrative expense for 2015 will be between $25 million and $29 million including COPAS reimbursements and before capitalized items and noncash stock-based compensation expense. At the mid-point, this represents a 21 percent reduction from the $34 million for 2014, based on a comparable calculation, or a decline from $7.37 per Boe to $5.92 per Boe. Approximately $5 million of the savings is attributable to reductions in salaries, wages and burdens, including significant voluntary reductions in base compensation undertaken by the Company’s officers and certain highly compensated employees. Of total cash general and administrative costs, we would expect approximately 80 percent to be expensed and the balance to be capitalized.

Depletion, Depreciation and Amortization: Resolute anticipates that its depletion, depreciation and amortization rate for full year 2015 will be between $29.00 and $30.00 per Boe of production.

The following table summarizes Resolute’s current financial and operational estimates for the full year 2015.

Projected 2015 production
Annual MBoe	4,380 - 4,745
Boe per day	12,000 - 13,000
On a revenue-basis:
Oil	85%
Oil and NGL	88%
On a volume-weighted basis:
Oil	71%
Oil and NGL	80%
Projected 2015 costs
Lease operating expense ($ million)	$88 - $98
General and administrative ($ million, after COPAS, before capitalized items)	$25 - $29

Production and related taxes (% of production revenue)	12.5% - 13.0%
Depletion, depreciation and amortization ($ per Boe)	$29.00 - $30.00
Projected 2015 capital expenditures ($ million)	$45 - $50

Hedging Activities

For 2015, approximately 74 percent of forecast oil production, or 6,600 barrels per day, is hedged. In aggregate, the contracts provide downside price protection at a weighted average floor price of $86.40 per barrel; the weighted average ceiling price across all of these contracts is $92.10 per barrel. Approximately 41 percent of anticipated gas production is covered by swaps with an average strike of $3.64 and a three-way collar with short put price of $3.75, a floor of $4.50 and a ceiling of $5.55 per million British thermal units (“MMBtu”).

Year-End 2014 Proved Reserves and Additional Resource Potential

At December 31, 2014, Resolute’s estimated proved reserves were 74.2 MMBoe, compared to year-end 2013 proved reserves of 59.4 MMBoe. Approximately 86 percent of the Company’s 2014 year-end proved reserves were classified as oil and 92 percent were liquids. Undeveloped reserves comprise 44 percent of total proved reserves.

The pre-tax present value of the Company’s estimated future net revenues from proved reserves, a non-GAAP financial measure, was estimated to be $973 million as of December 31, 2014, using Securities and Exchange Commission pricing guidelines for year-end 2014, discounted at 10 percent. The year-end pricing used in calculating the present value was $94.99 per barrel of oil and $4.35 per MMBtu of gas (each as adjusted for differentials and NGL content, and excluding the impact of existing hedges).

The increase of 15 MMBoe in proved reserves from year-end 2013 to year-end 2014 is comprised of additions of approximately 29 MMBoe resulting from 2014 drilling activity, as well as incremental development projects in Aneth Field. These increases were offset by a downward adjustment of approximately 14 MMBoe related to production roll off, divestitures and other revisions.

Earnings Call Information

Resolute will host an investor call on March 5, 2015, at 4:30 PM ET. To participate in the call please dial (888) 349-0084 from the United States, or (855) 669-9657 from Canada or (412) 902-4284 from outside the U.S. and Canada. The conference call I.D. number is 10060740. Participants should dial in five to ten minutes before the scheduled time and must be on a touch-tone telephone to ask questions.

A replay of the call will be available through March 8, 2015, by dialing (877) 870-5176 from the U.S., or (858) 384-5517 from outside the U.S. The conference call I.D. number is 10060740.

Cautionary Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Such forward looking statements include statements regarding our production and cost guidance for 2015; anticipated capital expenditures in 2015 and the sources of such funding; our expectations regarding our development activities and drilling plans; anticipated lease operating expenses, production taxes, general and administrative expenses, and depletion, depreciation and amortization rates (including any improvement thereof); our financial condition in the current commodity price environment; capital availability to pursue future drilling programs; future financial and operating results; liquidity and availability of capital including projections of free cash flow and intention not to issue additional second lien debt; future production, reserve growth and decline rates; future revenues by product; estimates of original oil in place, resource potential, production rates, decline rates and estimated ultimate recoveries of oil and gas (EUR); our expectations regarding CO2 injection rates in Aneth; our expectations regarding our operating, drilling, development and exploration plans and anticipated costs thereof; and our expectations with regarding to hedging future production. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: the volatility of oil and gas prices including the price realized by Resolute for the oil and gas it sells; inaccuracy in reserve estimates and expected production rates; the discovery, estimation, development and replacement by Resolute of oil and gas reserves and the risks associated with the potential writedown of reserves; the future cash flow, liquidity and financial position of Resolute; Resolute’s level of indebtedness including our ability to fulfill our obligations under the senior notes, our credit facility, our second lien facility and any additional indebtedness that we may incur; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; the availability of additional capital and financing, including the capital needed to pursue our drilling and development plans for our properties, on terms acceptable to us or at all; the effectiveness of Resolute’s CO2 flood program; uncertainty surrounding timing of identifying drilling locations and necessary capital to drill such locations; the potential for downspacing, infill or multi-lateral drilling in the Permian Basin or obstacles thereto; the timing of issuance of permits and rights of way; the timing and amount of future production of oil and gas; availability of drilling, completion and production personnel, supplies and equipment; the completion and success of exploratory drilling on our properties; potential delays in the completion, commissioning and optimization schedule of Resolute’s facilities construction projects or any potential breakdown of such facilities; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; timing of installation of gathering and processing infrastructure in new areas of development, including Resolute’s dependence on third parties for such items; the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; environmental liabilities; anticipated supply of CO2, which is currently sourced exclusively under a contract with Kinder Morgan CO2 Company, L.P.; potential delays in the upgrade of third-party electrical infrastructure serving Aneth Field and potential power supply limitations; operational problems or uninsured or underinsured losses affecting Resolute’s operations or financial results; government regulation and taxation of the oil and gas industry, including the potential for increased regulation of underground injection and fracing operations; risks and uncertainties associated with horizontal drilling and completion techniques; the availability of water and our ability to adequately treat and dispose of water after drilling and completing wells; changes in derivatives regulation; developments in oil-producing and gas-producing countries; Resolute’s relationship with the Navajo Nation and the local communities in the areas in which Resolute operates; and the success of strategic plans, expectations and objectives for future operations of Resolute. Actual results may differ materially from those contained in the forward looking statements in this press release. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. You are encouraged to review “Cautionary Note Regarding Forward Looking Statements” and “Item 1A - Risk Factors” and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2013, and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations. All forward-looking statements are qualified in their entirety by this cautionary statement.

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids focused, long-lived onshore U.S. opportunities. Resolute’s producing properties are located in the Paradox Basin in Utah, the Permian Basin in Texas and New Mexico and the Powder River Basin in Wyoming. The Company also owns exploration properties in the Permian Basin of Texas and the Big Horn and Powder River Basins of Wyoming.

Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600

hbjuengling@resoluteenergy.com